(MKS Logo)

Exhibit 99.1

For Immediate Release

Contact:
Ronald C. Weigner
Vice President & Chief Financial Officer
978.284.4000

MKS Instruments Board of Directors Appoints New Member and

Approves Corporate Headquarters Move

Andover, Mass., February 12, 2008 — MKS Instruments, Inc. (NASDAQ: MKSI), a global provider of technologies that enable advanced processes and improve productivity, today announced the appointment of Peter R. Hanley to the Board of Directors effective March 1, 2008 to fill a vacancy. Dr. Hanley retired as Novellus Systems’ President and a member of the Office of the CEO in December 2003 and is currently an independent consultant.

John Bertucci, Chairman of the Board, said, “Peter brings in-depth global industry knowledge and the customer perspective to our Board. We are pleased to welcome him and look forward to his contributions as MKS embarks on the next stage of growth.”

Dr. Hanley began his career with Novellus in 1992 as Executive Vice President of Sales and Marketing. After retiring as President in 2003, he continued as a part-time employee of Novellus through 2007. Dr. Hanley’s independent consulting practice is focused on sales strategies and executive training. Prior to Novellus, he held positions as Vice President and General Manager with both Applied Materials and Varian Associates. He holds a B.S. degree in Mechanical Engineering from Northeastern University and a Ph.D. in Applied Physics from Cornell University.

In a separate action, the Board approved the relocation of MKS’ corporate headquarters to 2 Tech Drive, Andover, Mass. from 90 Industrial Way, Wilmington, Mass. MKS is focused on growth opportunities in the solar market and next-generation semiconductor process tools, and the move will provide additional engineering laboratory space for the product group based in Wilmington. The move will be completed on February 19, 2008.

MKS Instruments, Inc. is a global provider of instruments, subsystems and process control solutions that measure, control, power, monitor and analyze critical parameters of advanced manufacturing processes to improve process performance and productivity. Our products are derived from our core competencies in pressure measurement and control, materials delivery, gas composition analysis, electrostatic charge management, control and information technology, power and reactive gas generation, and vacuum technology. Our primary served markets are manufacturers of capital equipment for semiconductor devices, and for other thin film applications including flat panel displays, solar cells, data storage media, and other advanced coatings. We also leverage our technology in other markets with advanced manufacturing applications including medical equipment, pharmaceutical manufacturing, and energy generation and environmental monitoring.

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